EXHIBIT 99.1

Northwest Rural Public Power District provides second notice to withdraw from Tri-State membership

(Westminster, Colo, January 2, 2025) On December 30, 2024, Northwest Rural Public Power District (NRPPD, Hay Springs, Neb.) provided not-for-profit wholesale power supply cooperative Tri-State Generation and Transmission Association a second non-conditional two-year notice of intent to withdraw from membership in Tri-State and terminate early its wholesale power contract, with a January 1, 2027, withdrawal effective date.

The Federal Energy Regulatory Commission (FERC) accepted Tri-State’s modified Contract Termination Payment (CTP) tariff in October 2021. The tariff provides a process should a utility member elect to withdraw from Tri-State membership and terminate its wholesale electric service contract. The tariff process includes requirements for a two-year notice and the payment of a CTP to Tri-State.

A December 2024 FERC order further addressed the calculation of the CTP for utility members in the Eastern Interconnection, where NRPPD is electrically served. Tri-State is determining NRPPD’s CTP amount consistent with FERC orders.

NRPPD had previously provided the required two-year notice to withdraw from Tri-State effective May 1, 2024, but did not comply with the FERC-ordered CTP tariff, did not pay any CTP to Tri-State, and accordingly, remained a member of Tri-State. In a December 2024 order, FERC confirmed NRPPD remained a utility member of Tri-State.

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About Tri-State
Tri-State is a power supply cooperative, operating on a not-for-profit basis, serving electric distribution cooperatives and public power district member-owners in four states. Together with our members, we deliver reliable, affordable and responsible power to more than a million electricity consumers across nearly 200,000 square miles of the West. Visit www.tristate.coop.
Contact:
Lee Boughey, VP Communications, 720-670-6696, lee.boughey@tristategt.org
Mark Stutz, 303-254-3183, mark.stutz@tristategt.org

Certain information contained in this press statement are forward-looking statements including statements concerning Tri-State’s plans, future events, and other information that is not historical information. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described from time to time in Tri-State’s filings with the Securities and Exchange Commission. Tri-State’s expectations and beliefs are expressed in good faith, and Tri-State believes there is a reasonable basis for them. However, Tri-State cannot assure you that management’s expectations and beliefs will be achieved. There are a number of risks, uncertainties and other important factors that could cause actual results to differ materially from the forward-looking statements contained herein.